EXHIBIT 10.20




                        COMMITTED CREDIT LINE AGREEMENT

This Committed Credit Line Agreement (the "Agreement") is entered into as of March 31, 1995 by and between Wachovia Bank of Georgia, N.A., a national banking association with its principal office in Atlanta, Georgia (the "Bank") and Smith's Food & Drug Centers, Inc. a corporation organized under the laws of Delaware (the "Borrower"), and establishes a revolving credit line with a maximum aggregate outstanding principal amount of Ten Million United States Dollars (U.S. $10,000,000.00), (the "Commitment Amount").

     Section 1. Commitment. The Bank agrees that the line of credit set forth above may be utilized by the Borrower from time to time as set out more fully herein up to the maximum aggregate principal amount at any one time outstanding as stated above, (the "Commitment").

     Section 2. Borrowings. When the Borrower desires to utilize such credit line, a duly authorized representative of the Borrower (as identified or defined in the resolution of the Borrower's board of directors authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, a copy of which resolution, certified by a secretary or assistant secretary of Borrower, shall be furnished to the Bank simultaneously with the execution of this Agreement) shall notify the Bank in writing or by telephone, and the Bank may conclusively rely on any such notification which the Bank reasonably believes to have been made by a duly authorized representative of Borrower. In such case the Bank is authorized to credit to the account of the Borrower at the Bank the amount of the loan as specified by the Borrower in such notice (subject to the limitation of the aggregate principal amount as above stated) or, at the option and request of Borrower as stated in such notice, to transfer sum(s) in Federal Funds to a designated bank for credit to the account of the Borrower at such bank. During the term of this Agreement and subject to its terms and conditions the Borrower may borrow, repay, and reborrow under the line of credit provided herein. All borrowings and repayments shall be made upon a day on which the Bank is open for business at its offices in Atlanta (a "Business Day"). All notifications hereunder to either the Bank or the Borrower shall be given to the address(es) set forth under the signatures of the parties hereto.

     Section 3. Interest and Interest Periods. All such borrowings under this Agreement, which the Borrower may initiate at its option, will have the following borrowing interest rate and maturity date options (subject to the other provisions hereof) at the Borrower's option and request as stated in the notice to the Bank of each such borrowing:

          (a) Base Rate. Borrowings bearing interest at the Base Rate (as hereinafter defined) may be made upon notification received by the Bank by 2:00 p.m. Atlanta time on the date of borrowing. The aggregate outstanding principal balance of all borrowings hereunder bearing interest at the Base Rate will be due and payable in Federal Funds at the final maturity hereof. Interest on such borrowings shall accrue at the Base Rate in effect from time to time, which rate shall change as and when the Base Rate changes pursuant to the terms hereof. Accrued, unpaid interest on such borrowings will be due and payable in arrears on the first day of each calendar quarter during the term of this Agreement commencing on March 3 1 , 1 995, through and including the final maturity hereof.

          For purposes of the Agreement, "Base Rate" means for any Base Rate loan for any day, the rate per annum equal to the higher as of such day of (i) the Bank's Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate. "Prime Rate" refers to that interest rate so denominated and set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by the Bank. The Bank lends at interest rates above and below the Prime Rate. "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/l00th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day. Interest on Base Rate Loans shall be computed on the basis of a year of 360 days, and paid for the actual number of days elapsed.

          (b) LIBOR Rate. Borrowings bearing interest at the LIBOR Rate may be made upon notification received by the Bank by 2:00 p.m. Atlanta time two Business Days prior to the date of borrowing for an interest period (an "Interest Period") of one, two, three or six ( 1 , 2, 3, or 6) months provided that no borrowing shall extend beyond the then final maturity hereof. The outstanding principal balance of each such borrowing will be due and payable at the maturity of such borrowing, which maturity shall occur upon the expiration of the Interest Period applicable thereto. All accrued, unpaid interest on each such borrowing will be due and payable for each Interest Period on the last day thereof, or, if such Interest Period is longer than three months, at intervals of three months after the first day thereof, and shall be calculated on the basis of the actual number of calendar days elapsed in a 360-day year. For purposes of this Agreement, the "LIBOR Rate" for any borrowing hereunder shall mean the rate per annum equal to the sum of (x) the per annum interest rate determined on the basis of the offered rate for deposits in dollars of amounts equal or comparable to the principal amount of such borrowing offered for a term comparable to such Interest Period, which rates appear on the Reuters Screen LIBO Page as of 11:00 a.m. London time, two (2) Business Days prior to the first day of such Interest Period, provided that (i) if more than one such offered rate appears on the Reuters Screen LIBO Page, the "London Interbank Offered Rate" will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of l%) of rates quoted by not less than two major banks in New York City, selected by the Bank, at approximately 1 0:00 a.m., New York City time, two (2) Business Days prior to the first day of such Interest Period, for deposits in dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such borrowing plus (y) a margin of zero point four percent (0.40"/0) per annum

          (c) Money Market Rate. Borrowings bearing interest at the Money Market Rate (as hereinafter defined) may be made upon notification received by the Bank by 2:00 p.m. Atlanta time on the date of borrowing for an interest period (an "Interest Period") of overnight to 1 85 days, provided that no borrowing shall extend beyond the then final maturity hereof. At the time of each Money Market Rate advance, the Borrower and the Bank shall agree on the maturity date for the payment of the principal amount of such advance, the interest rate ( the "Money Market Rate") for such advance and the dates interest on such advance shall be payable. The outstanding principal balance of each such borrowing will be due and payable at the maturity of such borrowing, which maturity shall occur upon the expiration of the Interest Period applicable thereto. All accrued, unpaid interest on each such borrowing will be due and payable for each Interest Period on the last day thereof, or, if such interest period is longer than 90 days, at intervals of 90 days after the first day thereof, and shall be calculated on the basis of the actual number of calendar days elapsed in a 360 day year.

     Section 4. Prepayment. Borrowings hereunder which bear interest at the Base Rate may be prepaid at any time, in whole or in part, without premium or penalty, upon not less than one Business Day prior notice to the Bank specifying the date of such prepayment and the principal amount to be prepaid. Borrowings hereunder which bear interest at the LIBOR or Money Market Rates may not be prepaid prior to the end of the then applicable Interest Period without penalty (which penalty shall be reasonably determined by the Bank taking into consideration its funding loss and any other cost, loss, expense or liability (including loss of the margin specified in clause (i) of Section j(b) hereof) occasioned by such prepayment). Any prepayment hereunder must be accompanied by payment of all accrued, unpaid interest on the amount prepaid and by any other sums then due to the Bank for any penalty with respect thereto.

     Section 5. Reductions of Commitment Amount. The Borrower shall have the right to reduce the Commitment Amount in whole or in part from time to time on not less than three Business Days prior written notice to the Bank by an amount of at least One Million United States Dollars (U.S. $1,000,000). Any reductions in the Commitment Amount shall be permanent.

     Section 6. Commitment-Fee. The Borrower shall pay to the Bank a fee (the "Commitment Fee") at the rate of zero point one five percent (0.15%) per annum (based upon a 360 day year) times the average daily Unused Commitment from day to day during the period commencing on the effective date of the Agreement and ending on the final maturity hereof. The Commitment Fee shall be payable quarterly in arrears, and shall be due and payable ten business days following the last day of each fiscal quarter during the term of this Agreement. Unused Commitment means at any date, an amount equal to the Commitment Amount less the aggregate outstanding principal of all borrowings under the Commitment.

     Section 7. Repayment. The Borrower promises to repay the indebtedness hereunder which will be evidenced by this Agreement and by a Promissory Note in the form of Exhibit A hereto (a "Promissory Note", which Promissory Note shall be executed by the Borrower and delivered to the Bank simultaneously with the execution of this Agreement), at the stated maturity of each borrowing upon the expiration of the Interest Period applicable thereto (if such borrowing bears interest at the LIBOR or Money Market Rate) and in no event later than the final maturity hereof. All payments hereunder shall be made in lawful money of the United States of America in Federal Funds to the Bank at its offices in Atlanta as herein stated. Any such payment not received by the Bank by 2:00 p.m. Atlanta time and on a Business Day shall be deemed to be made on the following Business Day; provided, however, that if any amount hereunder shall first become due and payable on a day which is not a Business Day, then the time for payment of such amount shall be the first Business Day thereafter. Exhibit A is attached hereto and incorporated herein for all purposes. Notwithstanding any other provision of this Agreement, if any payment of principal of or interest on any borrowings under this Agreement, or any other sum payable under this Agreement, is not paid on the date when the same first becomes due and payable, the amount of such overdue principal, interest or other sum shall accrue interest, payable on demand, from such date until such principal, interest or other sum is paid, at a rate per annum equal to the sum of (x) the Base Rate plus (y) one percent (1.0%).

     Section 8. Representations and Warranties. The Borrower represents and warrants to the Bank at signing of this Agreement, at the commencement of each Interest Period and on the date of each borrowing hereunder, that:

          (a) It is a corporation existing and in good standing under the laws of the state of Delaware, and has the requisite corporate power and authority to 01\n its property and to carry on its business as now being conducted;

          (b) It is qualified, in good standing, and authorized to do business in each jurisdiction wherein the character of the properties owned or leased by it, makes such qualification necessary, except where the failure to be so qualified, in good standing or authorized would not have a material adverse effect on the Borrower;

          (c) The Borrower has the requisite corporate power and authority to enter into and perform its obligations under and in connection with this Agreement and the Promissory Note;

          (d) The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Promissory Note;

          (e) The Borrower has duly executed and delivered this Agreement and the Promissory Note, and this Agreement and the Promissory Note constitute legal, valid and binding obligations of the Borrower which are enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principals of equity (regardless of whether enforcement is sought in equity or at law);

          (f) Neither the execution, delivery or performance by the Borrower of this Agreement and the Promissory Note, nor compliance by the Borrower with the terms and provisions hereof and thereof, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest or other charge or encumbrance upon any of the property of the Borrower pursuant to the terms of, any material indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower is a party or by which its property is bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation or bylaws of the Borrower;

          (g) No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement;

          (h) No material litigation or administrative proceeding of or before any court, tribunal or other governmental authority is currently pending nor, to the knowledge of the Borrower, is any such material litigation or administrative proceeding currently threatened, against the Borrower or any of its property which is likely to have a material adverse effect on the Borrower;

          (i) Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has ail corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to possess such licenses, authorizations, consents or approvals could not reasonably be expected to have or cause a material adverse effect;

          (j) The financial statements of the Borrower dated December 31 , 1994 furnished to the Bank fairly present the Borrower's financial position as of the date of such statements and the results of its operations and the changes in such financial position for the period then ended in accordance with generally accepted accounting principles consistently applied. As of the date of this Agreement, the Borrower represents that no material adverse change has occurred since December 31, 1994 with respect to the ability of the Borrower to perform under this facility.

     Section 9. Covenants. The Borrower agrees that, so long as the Bank has a commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

          (a) The proceeds of the borrowings hereunder shall be used for the general corporate purposes of the Borrower;

          (b) The Borrower will, prior to the final maturity hereof and until all indebtedness hereunder is fully repaid, provide to the Bank the Borrower's unaudited quarterly consolidated financial statements within 60 days following the end of each fiscal quarter of the Borrower and the Borrower's audited annual consolidated financial statements within 120 days following the end of each fiscal year of the Borrower, promptly upon the filing thereof, copies of all registration statements and reports on Forms 1 0-K, 1 0-Q, and 8-K (or their equivalents), and all financial statements of the Borrower delivered to the Bank under and in connection with this Agreement shall be prepared in accordance with generally accepted accounting principles, consistently applied; simultaneously, with the delivery of each set of financial statements, a Compliance Certificate (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 8 (v) & 8 (w) on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; "Default" defined as any condition or event which constitutes an Event of Default (as defined in Section 11) or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default;

          (c) The Borrower will observe and comply with all laws, statutes, codes, acts, ordinances, rules, regulations and orders of any governmental authority of the United States of America, any political subdivision thereof, or any other jurisdiction to which the Borrower or any of its property may be subject, a breach of which is likely to have a material adverse effect on the Borrower. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a lien), except where the same may be the subject of a good faith contest and against which the Borrower wilt set up reserves in accordance with GAAP.

          (d) Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking in an aggregate outstanding amount equal to or exceeding $5,000,000-00 to which it is a party or by which it or any of its property is bound. No Default or Event of Default has occurred and is continuing. "Consolidated Subsidiaries" defined as at any date any Subsidiary or other entity the accounts of which could be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

          (e) In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole; "Environmental Laws" defined as any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof; "Hazardous Substances" has the meaning specified in the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601. et sea., and shall also include petroleum, as defined in 42 U.S.C.
          Section 6991;

          (f) The Borrower will (i) keep, and cause each Subsidiary to keep, books of record and account which, when consolidated, conform with GAAP; and (ii) on reasonable notice to the Borrower, permit, and cause each Subsidiary to permit, representatives of the Bank at the Bank's expense prior to the occurrence of a Default and at the Borrower's expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspection, in each case at such reasonable times and as often as may reasonably be desired;

          (g) The Borrower shall maintain its corporate existence and carry on its business in substantially the same manner and substantially the same fields as such business is now carried on and maintained.

          (h) The Borrower will maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts with such retentions and against at least such risks as are usually insured against ill the same general area by companies of established repute engaged in the same or similar business.

          (i) The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

          (j ) The Borrower will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than the sum of (a) $350,000,000 plus (b) 20% of cumulative net income reported after the closing date (excluding losses) and (c) 66 2/3% of future equity offerings or conversions. "Consolidated Tangible Net Worth" means the consolidated gross book value of the assets of the Borrower and Subsidiaries (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges and other like intangibles) less (a) reserves applicable thereto and (b) all liabilities including accrued and deferred income taxes; total liabilities and the components of Tangible Net Worth shall be determined in accordance with Generally Accepted Accounting Principles consistently applied.

          (k) Maintain a Fixed Charge Coverage ratio of not less than I.5 to 1, measured at the end of each fiscal quarter. "Fixed Charge Coverage" means the sum of net income plus income taxes plus Fixed Charges (interest plus net rents) divided by Fixed Charges.

          (l) Neither the Borrower nor any of its Subsidiaries with assets greater than or equal to $10,000,000.00 shall suffer or permit dissolution or liquidation either in whole or in part.

          (m) All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby, is, and all such information hereafter furnished by the Borrower to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

     Section 10. Increased Costs. If, after the date hereof, the introduction of, change in, or change in the interpretation or application of, any law, regulation, rule, directive or request from any governmental or regulatory authority (whether or not having the force of law) imposes, deems applicable or modifies any requirement applicable to the Bank or any of its property or operations (including, without limitation, a requirement to make any deduction or withholding from any sum paid or payable by the Borrower hereunder or which affects the Bank's capital adequacy or the allocation of capital resources to its obligations) and, as a result, the cost to the Bank of making or maintaining amounts available under this Agreement is increased, or the Bank's return under this Agreement or on all or any of its capital is reduced, or the Bank is, in its sole opinion, unable to obtain the rate of return on all or any of its capital that it would have been able to achieve but for its obligations hereunder and/or their performance, or any sum received or receivable by the Bank under this Agreement is directly or indirectly reduced, or the Bank directly or indirectly makes any payment or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement, then the Borrower shall pay to the Bank on demand such additional amounts which will, in the sole opinion of the Bank, compensate the Bank for the effects of any such introduction or change (provided that the foregoing shall not include the effects of any tax on the net income of the Bank). The Bank will, to the extent reasonable under the circumstances, endeavor to mitigate the effects of any event covered by this
Section 9. A certificate of the Bank specifying the amount of compensation payable by the Borrower pursuant to this Section 9 shall, in the absence of manifest error, be conclusive.

     Section 11. Maturity. This Agreement is effective as of March 31, 1995. If the Borrower does not receive a Notice of Non-Extension from the Bank at least thirteen months prior to the Initial Termination Date, the Termination Date will be automatically extended for successive additional periods of six calendar months each (each a Successive Extension Period) until the earlier of
(i) the day which is thirteen months following receipt by the Borrower of a Notice of Non-Extension from the Bank, or (ii) the Final Termination Date. The Bank may determine to extend the Termination Date in its sole discretion and no course of dealing or other circumstance shall require the Bank to extend the Termination Date. As used herein the following terms will have the following meanings: (l)"Final Termination Date" means March 31, 2000; (2) "Initial Termination Date" means September 30, 1996; (3) "Notice of Non-Extension" means a written notice delivered by the Bank to the Borrower to the effect that the Termination Date will not be extended for a Successive Extension Period; and
(4) "Termination Date" means the Initial Termination Date or, if the Termination Date is extended as contemplated by this paragraph, the last day of each Successive Extension Period.

     Section 12. Default. Upon the occurrence of any of the following specified events of default (each an "Event of Default"):

          (a) Default in any payment of principal of or interest on any borrowings under this Agreement, or any other sum payable under this Agreement, three business days following the date when the same first becomes due and payable;

          (b) Default in the performance or observance of any provision or covenant contained within any existing loan agreement in an aggregate outstanding amount equal to or exceeding $5,000,000.00 other than this Agreement which the Borrower or any Subsidiary may have in effect with any other lender, other than to us, during the tenor of this Agreement and such default shall continue unremedied for a period of twenty days;

          (c) Default in the observance or performance of any other representations, warranties or covenants of the Borrower set forth herein, other than those referred to in the immediately preceding clauses (a) and (b), and continuance of any such default for twenty days after notice thereof to the Borrower; or

          (d) The Borrower shall generally not, or shall be generally unable to, or shall admit in writing its inability generally to, pay its debts as such debts become due or otherwise becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for the Borrower or for the greater part of the properties of the Borrower with the consent of the Borrower, or if appointed without the consent of the Borrower, such trustee or receiver is not discharged or stayed within 45 days; or bankruptcy, reorganization, liquidation or similar proceedings are instituted by or against the Borrower, and if instituted against the Borrower are consented to by it or remain undismissed or unstayed for 45 days; or a writ or warrant of attachment or similar process shall be issued against a substantial part of the property of the Borrower and shall not be released or bonded within 45 days after levy;

          (e) The Borrower shall fail to meet any of its obligations under ERISA or notice of a proceeding to terminate any "plan" under ERISA or to appoint a trustee of a "plan" is not dismissed or stayed within 60 days of such notice. "ERISA" defined as the Employee Retirement Income Security Act of 1974, as amended, or any successor statute; then, at the option of the Bank (but automatically in the case of any Event of Default specified in the immediately preceding clause (d)), the Bank's commitment to make advances hereunder shall terminate and this Agreement and the aggregate outstanding principal balance of, and all accrued, unpaid interest on, all borrowings evidenced hereby shall become forthwith due and payable in full, without protest, presentment, notice or demand, all of which are expressly waived by the Borrower.

Section 13. Remedies, Other Matters.

          (a) No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and are not inclusive of any rights or remedies which the Bank or any subsequent holder(s) of the Promissory Note would otherwise have.

          (b) Upon the occurrence of a default hereunder, the Bank is hereby authorized at any time or from time to time, without notice to the Borrower, any such notification being expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrower against and on account of any indebtedness of the Borrower to the Bank hereunder.

          (c) The descriptive headings of the several sections and subsections of the Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any provisions hereof.

          (d) This Agreement or any provision hereof or document referred to herein may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          (e) This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and, in particular, will inure to the benefit of the holders from time to time of the Promissory Note; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank. The Bank shall have the right to sell participation in its interest hereunder or to assign its interest hereunder, provided that the Bank shall not assign its rights hereunder except upon prior written notice to the Borrower.

          (f) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

          (g) The Borrower agrees to indemnify, hold harmless and defend the Bank against any claim, demand, action, suit, loss or liability arising in any manner from any breach, inaction or omission of the Borrower, or any of its officers, directors, employees, agents or affiliates, relating to or otherwise in connection with this Agreement or the Promissory Note.

          (h) THIS AGREEMENT CONSTITUTES THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

          (i) THIS AGREEMENT SHALL BE DELIVERED TO THE BANK IN ATLANTA, GEORGIA (THE PLACE OF PERFORMANCE HEREUNDER), AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF GEORGIA AND, TO THE EXTENT CONTROLLING, APPLICABLE FEDERAL LAW OF THE UNITED STATES OF AMERICA. The Borrower hereby expressly and irrevocably agrees to the exercise of personal jurisdiction over it in any federal or state court of appropriate subject matter jurisdiction in Atlanta, Georgia, in any suit or action to enforce payment or performance or otherwise arising hereunder or under the Promissory Note. The Borrower hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient form to the maintenance of such action or proceeding.

          (j) Service of any and all Process that may be served on any Party hereto in any suit, action or proceeding arising out of this Agreement may be made to the address set forth below such party's signature hereto and service properly made by first class mail, return receipt requested, or delivered to such address shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

                 BORROWER: SMITH'S FOOD & DRUG CENTERS, INC.


                 By:   /s/ Paul D. Tezak

                 NAME: Paul D. Tezak

                 TITLE: Vice President - Finance

                 Address:     1550 South Redwood Road
                         Salt Lake City, Utah 84104



WACHOVIA BANK OF GEORGIA, N.A.

BY:  /s/ William F. Hamlet

NAME: William F. Hamlet

TITLE: Senior Vice President

Address:  191 Peachtree St.
       Atlanta, GA


Master Note

Date  March 31, 1995                                            $10,000,000.00

For Value Received, the undersigned (hereinafter called the "Borrower"), hereby promises to pay on demand but not later than the maturity date or dates determined as herein set forth to the order of WACHOVIA BANK OF GEORGIA, N.A. (hereinafter called the "Lender"), at its office where borrowed, the principal sum of Ten Million dollars or the aggregate unpaid principal sum of all advances which the Lender actually makes hereunder to the Borrower, whichever amount is less, together with interest in arrears payable on each Interest Due Date (as hereinafter defined) at a rate computed on the basis of a 360-day year for the actual number of days in each interest period, determined as herein set forth.

Lender, at its sole discretion, is hereby authorized to make advances under this Note upon telephonic or written communication of a borrowing request from any Version representing himself or herself to be the Borrower or, in the event Borrower is a partnership or corporation, a duly authorized officer or representative of Borrower. At the time of each advance hereunder, the Borrower and the Lender shall agree on the maturity date for the payment of the principal amount of such advance (in the absence of earlier demand), the interest rate for such advance and the dates interest on such advance shall be payable (the "Interest Due Dates"). The Lender or other holder shall be and is hereby authorized by the Borrower to set forth on the reverse side of this Note, or on an attachment hereto: (1) the amount and date of each advance made hereunder; (2) the maturity date of each such advance (absent earlier demand);
(3) the interest rate for each such advance; (4) the Interest Due Dates for each such advance; and (5) each payment of principal received thereon and the date of such payment; provided, however, any such notation or the failure to make any such notation shall not limit or otherwise affect the obligation of the Borrower with respect to the repayment of all advances actually made hereunder. In the event of a good faith dispute among the parties to this Note as to rate, the rate shall be the Prime Rate.

After this Note or any advance of the Note shall become due, whether on demand or otherwise, the unpaid principal of this Note shall bear interest at a rate per annum equal to the Prime Rate plus 1, not to exceed the maximum rate permitted by applicable law. As used herein, "Prime Rate" refers to that interest rate so denominated and set by the Lender from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest rate bases used by the Lender. The Lender lends at rates above and below the Prime Rate. Changes in the Prime Rate shall be effective as of the day of each such change.

Advances made hereunder shall not be used to purchase or carry margin stock, such terms having the same meaning used in Regulation U of the Federal Reserve Board.

All payments of any advance hereunder shall be applied first to accrued interest and then to principal.

The Borrower may prepay any advance hereunder prior to the maturity date specified for such advance only as outlined in that certain committed credit line agreement dated as of March 31, 1995 between the Borrower and the Lender.

No waiver by the Lender of any provision of this Note shall be effective unless in writing. To the extent not prohibited by law the Borrower hereby grants to the Lender and to such Lender's Affiliates (as the case may be) a security interest in and security title to and does hereby assign, pledge, transfer and convey to Lender and to such Lender's Affiliates (as the case may be) (i) all property of the Borrower of every kind or description now or hereafter in the possession or control of the Lender or of any of Lender's Affiliates, exclusive of any such property in the possession or control of the Lender or Lender's Affiliates as a fiduciary other than as agent., for any reason including, without limitation, all cash, stock or other dividends and all proceeds thereof, and all rights to subscribe for securities incident thereto and any substitutions or replacement for, or other rights in connection with, any of such collateral and (ii) any balance or deposit accounts of the Borrower, whether such accounts be general or special, or individual or multiple party, and upon all drafts, notes, or other items deposited for collection or presented for payment by the Borrower with the Lender or the Lender's Affiliates (as the case may be), exclusive of any such property in the possession or control of the Lender or Lender's Affiliates as a fiduciary other than as agent, and the Lender and the Lender's Affiliates (as the case may be) may at any time, without demand or notice, appropriate and apply any of such to the payment of any indebtedness, obligations and liabilities of the Borrower to the Lender or to any of Lender's Affiliates (as the case may be), now existing or hereafter incurred or arising, whether or not due, with the exception of indebtedness, obligations and liabilities owing to any of Lender's Affiliates that constitute open-end credit under, or are subject to, the disclosure requirements of the Truth-In-Lending Act and Federal Reserve Board Regulation Z or any applicable state consumer protection laws. As used herein, "Lender's Affiliates" means any entity or entities now or hereafter directly or indirectly controlled by Wachovia Corporation or any successor thereto. All parties to this Note, including makers, endorsers, sureties and guarantors, whether bound by this or by separate instrument or agreement, shall be jointly and severally liable for the indebtedness evidenced by this Note and hereby (1) waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest and any and all other notices and demands whatsoever;
(2) consent that at any time, or from time to time, payment of any sum payable under this Note may be extended without notice, whether for a definite or indefinite time; and (3) agree to remain liable until the indebtedness evidenced hereby is paid in full irrespective of any extension, modification or renewal. No conduct of the holder shall be deemed a waiver or release of such liability, unless the holder expressly releases such party in writing. In the event the indebtedness evidenced hereby is collected by or through an attorney, the holder shall be entitled to recover reasonable attorneys' fees and all other costs and expenses of collection. Time is of the essence. Notwithstanding the statement of any specific maturity date for any specific advance and the requirement for the payment of interest from time to time, this
Note is a demand instrument and is due and payable at any time without cause or reason and is not subject to the terms of Sections 1-203 or 1-208 of the Uniform Commercial Code of Georgia, as the same may be amended from time to time.

This Note shall evidence all advances and payments of principal made hereunder until it is surrendered to the Borrower by the Lender, and it shall continue to be used even though there maybe periods prior to such surrender when no amount of principal or interest is owing hereunder.

This Note, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Borrower has executed this Note under seal the day and year set forth above.

Witness:



                              Borrower:

Attest:                            Smiths' Food & Drug Centers, Inc.

                              By   /s/Paul Tezak

Title                         Title Vice President - Finance